SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 19, 2006

MAXXAM INC.

(Exact name of Registrant as Specified in its Charter)

Delaware

(State or other jurisdiction of incorporation)

1-3924

(Commission File Number)

95-2078752

(I.R.S. Employer Identification Number)

1330 Post Oak Boulevard Suite 2000 Houston, Texas (Address of Principal Executive Offices)	77056 (Zip Code)

Registrant's telephone number, including area code: (713) 975-7600

Not Applicable

(Former name, former address and

former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 19, 2006, Shawn M. Hurwitz was elected to the Registrant's Board of Directors to serve as a General Director and member of the Executive Committee of the Board, in each case filling a vacancy resulting from the previously-announced April 18, 2006, retirement of Paul N. Schwartz. Mr. Hurwitz was also appointed as co-Vice Chairman of the Registrant.

Mr. Hurwitz, age 40, is also the President and Chief Executive Officer of MAXXAM Property Company ("MPC"), a wholly owned subsidiary of the Registrant engaged in real estate operations and has served in such capacity since August 2002. Mr. Hurwitz also serves as the President and Chief Executive Officer of the Registrant's other principal real estate subsidiaries. Prior to that, Mr. Hurwitz served as Vice President of MPC from February 1993 until July 2002. From January 1991 until January 1993, he served as Vice President-Operations of Palmas del Mar Properties, Inc., a wholly owned subsidiary of the Registrant also engaged in real estate operations. Mr. Hurwitz serves as Chairman of the Board for the Knowledge Is Power Program ("KIPP"), an organization that includes several open-enrollment public schools that provide education services for underserved Pre-K to 10th grade students. He is also a member of the Board of Directors of KIPP Foundation, which oversees KIPP Schools nationwide.

Mr. Hurwitz is the son of Charles E. Hurwitz, the Chairman of the Board, Chief Executive Officer and President of the Registrant, and during 2005, received an aggregate of $735,000 in salary and bonus and a grant of 7,875 common stock options with underlying stock appreciation rights pursuant to the Registrant's 2002 Omnibus Employee Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXXAM INC.

Date: April 21, 2006                                              By:/s/ Bernard L. Birkel

Name:	Bernard L. Birkel
Title:	Secretary & Senior Assistant General Counsel

0087FMS6.NR